CONFIRMATION

Date:

September 10, 2007

To:

Endurance Specialty Holdings Ltd.
Wellesley House, 90 Pitts Bay Road
Pembroke HM 08, Bermuda

From:

Deutsche Bank AG, London Branch

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “Dealer” means Deutsche Bank AG, London Branch and “Counterparty” means Endurance Specialty Holdings Ltd.

DEALER IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION.  DEALER IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

1.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and this Confirmation, this Confirmation will govern.  The Transaction is a Share Forward Transaction within the meaning set forth in the 2002 Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if Dealer and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof.  All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation shall be deemed to supplement, form part of and be subject to the Agreement.

If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master

Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 10, 2007
Effective Date:	September 14, 2007
Seller:	Counterparty
Buyer:	Dealer
Shares:	The ordinary shares, par value USD 1.00 per share, of Counterparty (the “Issuer”) (Symbol: “ENH”).
Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Shares and Valuation Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Shares:

For each Component, as provided in Annex A to this Confirmation. For the avoidance of doubt, any reference herein to “the Number of Shares” without any reference to a particular Component means the aggregate Number of Shares for all Components.

Forward Floor Price:	USD 31.3360
Forward Cap Price:	USD 50.2551
Prepayment:	Applicable with respect to Funded Components (as defined below); Not Applicable with respect to Unfunded Components (as defined below).

Seller may, at any time, upon no less than five Scheduled Trading Days’ prior written notice to Buyer, designate a Currency Business Day (the “Prepayment Date”) occurring after the Trade Date but prior to the Valuation Date for any Component to receive from Buyer an amount equal to the Prepayment Amount for such Component.  Such notice shall indicate the Component(s) with respect to which Seller is designating a Prepayment Date.

For the avoidance of doubt, Seller may designate a Prepayment Date for a Component for which there has previously been a Prepayment Date only if there has been a subsequent Repayment Date with respect to each such Prepayment Date for such Component.

Prepayment Amount:	For any Component, the product of (i) the Number of Shares for such Component, and (ii) the Present Value for such Component as of the

Prepayment Date of the Forward Floor Price.
Present Value:

With respect to any Component, the Present Value of any amount as of any date shall be the present value as of such date of a payment of such amount on the scheduled Settlement Date for such Component (assuming the Valuation Date for such Component occurs on the Scheduled Valuation Date for such Component), calculated using a discount rate equal to the Discount Rate as of the Scheduled Trading Day immediately preceding such date, assuming a tenor of the period of time from and including such date to but excluding such scheduled Settlement Date.

Discount Rate:

As of any date, an interpolated rate for the relevant tenor specified in the definition of “Present Value”, as determined by the Calculation Agent by reference to the U.S. dollar LIBOR swap curve as of such date as displayed on Bloomberg page “USSW” (or, if such page is not available or does not display such swap curve, such other source as the Calculation Agent determines). The Discount Rate shall be applied on an actual/360 basis.

Counterparty’s Right to Pay Repayment Amounts:

Seller may, at any time, upon no less than five Scheduled Trading Days’ prior written notice to Buyer, designate a Currency Business Day (the “Repayment Date”) occurring after the Prepayment Date for any Component but prior to the Valuation Date for such Component to pay to Buyer an amount equal to the Repayment Amount for such Component.  Such notice shall indicate the Component(s) with respect to which Seller is designating a Repayment Date.

Repayment Amount:	For any Component, the product of (i) the Number of Shares for such Component, and (ii) the Present Value for such Component as of the Repayment Date of the Forward Floor Price.
Funded Component:	Any Component with respect to which a Prepayment Date has occurred and with respect to which a Repayment Date has not subsequently occurred.
Unfunded Component:	Any Component that is not a Funded Component.
Variable Obligation:	Applicable
Exchange:	New York Stock Exchange
Related Exchanges:	All Exchanges
Calculation Agent:

Dealer, which shall make all calculations, adjustments and determinations in a commercially reasonable manner. Upon request by Counterparty, the Calculation Agent shall provide Counterparty and Dealer with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner, and will use reasonable efforts to consult with Counterparty and Dealer prior to making calculations, adjustments and determinations where reasonably practicable.

Periodic Payments:
In respect of any Component:
Periodic Payment:	Seller shall pay Buyer the relevant Periodic Payment Amount on each Periodic Payment Date.

Periodic Payment Amounts:	For each Component, as provided in Annex A to this Confirmation.
Periodic Payment Dates:

The 10th  day of each March, June, September and December, commencing on December 10, 2007 and ending on September 10, 2010 inclusive (or, if such day is not a Currency Business Day, the next following Currency Business Day).

Valuation:
In respect of any Component:
Valuation Date:

The Scheduled Valuation Date provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already a Valuation Date for another Component); provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; and provided further that if such Valuation Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the 2002 Definitions, the Settlement Price for such Valuation Date shall be the prevailing market value per Share on the Final Disruption Date determined by the Calculation Agent in a commercially reasonable manner.

Notwithstanding the foregoing and anything to the contrary in the 2002 Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Number of Shares for such Component. Section 6.6 of the 2002 Definitions shall not apply to any Valuation Date hereunder.

Final Disruption Date:	September 21, 2010
Market Disruption Event:

The third and fourth lines of Section 6.3(a) of the 2002 Definitions are hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the 2002 Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Settlement Terms:
In respect of any Component:
Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that Section 7.1 of the 2002 Definitions is hereby amended by adding the phrase “Net Share Settlement (in the case of Unfunded Components)” after “Cash Settlement” in the sixth line thereof; and provided further that Seller may elect that more than one Settlement Method shall apply to all Components; and provided further that the same Settlement Method or Methods shall apply to all Components (except that if Seller elects for Net Share Settlement to apply to any portion of all the Components, Seller shall be deemed to have elected for Physical Settlement to apply to that portion of any such Components that are Funded Components).

If Seller elects for more than one Settlement Method to apply to all Components, in the Settlement Method notice delivered pursuant to Section 7.1 of the 2002 Definitions, Seller shall specify, as a number of the aggregate Number of Shares, the portion of all Components to be settled by each Settlement Method.

If Seller elects for more than one Settlement Method to apply to all Components, then each Component shall be treated, for purposes of these Settlement Terms, as if it were more than one Component, each with a Number of Shares equal to the applicable portion of the Number of Shares for such Component and with the Settlement Method as specified in the Settlement Method described in the immediately preceding sentence. For the avoidance of doubt, the proportion of each Component to which each Settlement Method shall apply shall be approximately equal.

Default Settlement Method:	Physical Settlement
Electing Party:	Counterparty
Settlement Method Election Date:	For all Components, the date that is five Scheduled Trading Days prior to the Scheduled Valuation Date for the first Component.
Settlement Date:	For any Component, in the case of Physical Settlement or Net Share Settlement, the date that is one Settlement Cycle immediately following the Valuation Date for such Component.
Settlement Price:

Notwithstanding Section 7.3 of the 2002 Definitions, the Settlement Price will be equal to the Rule 10b-18 volume-weighted average price per Share on the Valuation Date as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ENH.N <equity> AQR SEC” (or any successor thereto).

Net Share Settlement:

If Net Share Settlement is applicable, then, on the Settlement Date, if the Net Share Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Net Share Amount, and, if the Net Share Amount is negative, Buyer shall deliver to Seller a number of Shares equal to the absolute value of the Net Share Amount. Any such delivery will be made through the relevant Clearance System to the account of Buyer or Seller, as the case may be, specified in this Confirmation. The provisions of Sections 9.8, 9.9, 9.10, 9.11 (subject to the provisions opposite the caption “Representation and Agreement” below) and 9.12 of the 2002 Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read to refer also to “Net Share Settled.”

Net Share Amount:	The Forward Cash Settlement Amount determined as if Cash Settlement were applicable (and Prepayment were Not Applicable with respect to such Component), divided by the Settlement Price.
Representation and Agreement:

Notwithstanding Section 9.11 of the 2002 Definitions, the parties acknowledge that (i) any Shares delivered by Dealer to Counterparty (including in connection with Net Share Settlement) will be subject to compliance with applicable law and restrictions and limitations arising from Counterparty’s status under applicable securities laws, and (ii) any Shares delivered to Dealer (whether in connection with Physical Settlement or Net Share Settlement) will be subject to restrictions and limitations under applicable securities laws, as described in Section 4(c)(ii) below.

Forward Cash Settlement Amount:

Clause (iii) of Section 8.5(e) of the 2002 Definitions is hereby replaced by the following: “(iii) if the Settlement Price is greater than the Forward Cap Price, an amount equal to 31.3360/50.2551 of the difference of (A) the Settlement Price, minus (B) the Forward Cap Price.”

Number of Shares to be Delivered:

Clause (iii) of Section 9.5(c) of the 2002 Definitions is hereby replaced by the following: “(iii) if the Settlement Price is greater than the Forward Cap Price, a number of Shares equal to 31.3360/50.2551  of the Number of Shares.”

Share Adjustments:
In respect of any Component:
Method of Adjustment:

Calculation Agent Adjustment. Notwithstanding the foregoing, any cash dividend or distribution on the Shares, the declaration and payment of which shall be subject to compliance with Bermuda law and Seller's Bylaws, whether or not extraordinary, shall be governed by the provisions opposite the caption “Dividend Adjustment” below and shall not be a “Potential Adjustment Event” for purposes of Section 11.2 of the 2002 Definitions.

Dividend Adjustment:

If at any time during the period from, but excluding, the Trade Date to, and including, the Valuation Date, an ex-dividend date for a cash dividend or distribution occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend or distribution is greater than or less than the Regular Dividend on a per Share basis, then the Calculation Agent will adjust either the Forward Floor Price or the Forward Cap Price or both to preserve the fair value of the Transaction to the parties after taking into account such dividend or distribution (or, if such adjustment would not so preserve such fair value, the Calculation Agent may also adjust the Number of Shares to so preserve such fair value). If no Ex-Dividend Date occurs within any regular quarterly dividend period of Counterparty (including, without limitation, because of an inability to declare or pay dividends under Bermuda law and Seller's Bylaws), Counterparty shall be deemed to have paid a cash dividend in an amount of zero with an Ex-Dividend Date occurring on the last Exchange Business Day of such regular quarterly dividend period.

Regular Dividend:

USD 0.25 for the first dividend or distribution on the Shares for which the Ex-Dividend Date falls within a regular quarterly dividend period of Counterparty, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular quarterly dividend period; provided that the Regular Dividend shall be zero for the third quarter of 2010. Counterparty’s ability to declare and pay dividends will, at all times, be subject to compliance with Bermuda law and Seller's Bylaws.
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions.
Extraordinary Events:
New Shares:

In the definition of New Shares in Section 12.1(i) of the 2002 Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment.
(b) Share-for Other:	Cancellation and Payment, subject to Section 6(b).
(c) Share-for-Combined:	Component Adjustment.
Tender Offer:	Applicable
Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment.
(b) Share-for Other:	Modified Calculation Agent Adjustment.
(c) Share-for-Combined:	Modified Calculation Agent Adjustment.
Composition of Combined Consideration:	Not Applicable
Nationalization, Insolvency or Delisting:	Cancellation and Payment, subject to Section 6(b).

In addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Dealer
Additional Disruption Events:
Change in Law:	Applicable
Failure to Deliver:	Applicable

Insolvency Filing:	Applicable
Hedging Disruption:	Not Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	200 basis points per annum.
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	20 basis points per annum.
Hedging Party:	For all applicable Additional Disruption Events, Dealer
Determining Party:	For all applicable Additional Disruption Events, Dealer
Non-Reliance:
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

3.

Optional Early Termination or Settlement:

(a)

At any time on or prior to the Valuation Date for any Component, Seller may elect, by delivery of five Scheduled Trading Days’ prior written notice to Buyer, to terminate such Component, in which case an Additional Termination Event shall be deemed to have occurred in respect of which (1) Seller shall be the sole Affected Party and (2) such Component shall be the sole Affected Transaction.

(b)

In addition, and without limiting paragraph (a) above, at any time on or prior to the Valuation Date for any Component, Seller may elect, by delivery of five Scheduled Trading Days’ prior written notice to Buyer, to accelerate the Valuation Date and Periodic Payment Dates for such Component, in which case the Calculation Agent shall adjust the applicable payment or delivery amount such that the net value to the parties of the resulting settlement equals the net value that the parties would have owed or been entitled to, as the case may be, had Seller elected to terminate such Component pursuant to paragraph (a) above and shall determine in a commercially reasonable manner the present value of the unpaid Periodic Payment Amounts for such Component, which shall be payable on the accelerated Settlement Date or Cash Settlement Payment Date, as applicable, for such Component.

(c)

Seller may, prior to electing to terminate any Component pursuant to paragraph (a) above or accelerate the Valuation Date for any Component pursuant to paragraph (b) above, request a quotation from the Calculation Agent or Buyer, as applicable, as to the applicable terms of such termination or the settlement resulting from such acceleration, as the case may be, and the Calculation Agent and Buyer shall be bound by the terms of such quotation if Seller then makes such election within one full Scheduled Trading Day; provided, however, that if any event of the type described in the Section 7 (ii) of the Underwriting Agreement dated as of the date hereof between Counterparty, Deutsche Bank Securities Inc. and Dealer (the "Underwriting Agreement") occurs during such full Scheduled Trading Day, neither the Calculation Agent nor Buyer shall be bound by the terms of such quotation. For the avoidance of doubt, such quotation may be expressed as a function of the value of the Shares as determined by the Calculation Agent.

4.

Matters relating to the Purchase of Shares and Related Matters:

(a)

Conditions to Effectiveness. The effectiveness of this Confirmation on the Effective Date shall be subject to the following conditions:

(i)

all of the conditions set forth in Section 4 of the Underwriting Agreement shall have been satisfied;

(ii)

the representations and warranties of Counterparty contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

(iii)

Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(iv)

all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date; and

(v)

Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date.

If delivery of the Hedge Shares (as such term is defined in the Underwriting Agreement) shall not have occurred by the Closing Date (as such term is defined in the Underwriting Agreement), the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date. If, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to satisfy the requirements of the Underwriting Agreement prior to the completion by Dealer, its affiliates or the other underwriters of the sale of a number of Shares equal to the Number of Shares, Dealer may reduce the Number of Shares hereunder (in which case the Number of Shares for each Component shall be proportionately reduced) such that the Number of Shares is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and in such event, the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties.  If one or more Suspension Days (as such term is defined in the Underwriting Agreement) occur under the Underwriting Agreement, the Calculation Agent shall from time to time propose to Counterparty an adjustment to the terms of the Transaction that is appropriate to reflect any gain realized or loss suffered by Dealer in connection with its hedging activities in relation to the Transaction as a result of such Suspension Days (it being understood and agreed by the parties hereto and the Calculation Agent that, without limiting the generality of Section 1.40 of the 2002 Definitions, such adjustment (1) shall be commercially reasonable and (2) shall reflect only such gain or loss resulting solely from its inability to hedge its position in relation to the Transaction as a result of such Suspension Day), in which event Counterparty shall have the right to elect, in its sole discretion, to (x) accept such adjustment, (y) so long as no Component hereunder is a Funded Component, amend this Confirmation such that the Transaction will (in whole or in part, as determined by the Calculation Agent) be, thereafter, a Share Forward Transaction with a non-variable number of Shares equal to all or a portion of Dealer’s net “delta” short position with respect to the Transaction at such time, a forward price accretion rate equal to LIBOR, a forward price determined by the Calculation Agent to preserve the fair value of the Transaction to the parties, an assumed regular quarterly cash dividend of USD 0.25 and unless otherwise agreed by the parties, that is consistent with the Interpretive Letter (as defined below) (in which case the parties hereto shall negotiate in good faith to so amend this Confirmation) or (z) reduce the Number of Shares hereunder (in which case the Number of Shares for each Component shall be proportionately reduced) such that the Number of Shares is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and, if Counterparty makes the election set forth in clause (z), the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties. Dealer shall use commercially reasonable efforts to complete (or cause its affiliates to complete) the sale of a number of Shares equal to the Number of Shares pursuant the Underwriting Agreement prior to October 23, 2007. If Dealer has not completed such sales prior to such date, Counterparty shall have the right, by notice to Dealer, to elect, in its sole discretion, at any time thereafter to reduce the Number of Shares hereunder (in which case the Number of Shares for each Component shall be proportionately reduced) such that the Number of Shares,  is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and, if Counterparty makes such election, the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties.

(b)

Interpretive Letter. The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert Reeder and Leslie Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).

(c)

Agreements and Acknowledgments Regarding Shares.

(i)

Counterparty hereby represents and warrants to, and agrees with, Dealer that the Shares have been duly authorised and any Shares, when delivered in accordance with the terms of the Transaction and upon delivery of a certificate therefor (or a certified copy of the share register showing the relevant share entry to Dealer or to the order of Dealer), will be validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(ii)

Counterparty agrees and acknowledges that Dealer will hedge its exposure to the Transaction by selling (or causing its affiliates to sell), pursuant to a registration statement in the manner contemplated by the Underwriting Agreement, Shares borrowed from third parties or other Shares, and each of Dealer and Counterparty currently believes that the Shares (up to the Number of Shares) delivered by Counterparty to Dealer pursuant to the Transaction may be used by Dealer to settle such sales or close out open Share borrowings created in the course of Dealer’s hedging activities related to its exposure under the Transaction without further registration under the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, Counterparty agrees that, subject to Section 4(d), the Shares that it delivers to Dealer on or prior to the Settlement Date or Cash Settlement Payment Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof, shall be effected through the facilities of, the Clearance System.

(iii)

Counterparty agrees not to take any action to reduce or decrease the number of authorized and unissued Shares below the sum of the aggregate Number of Shares, plus the total number of Shares deliverable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party.

(iv)

In connection with this Confirmation and the Transaction, Dealer or its affiliate shall (A) hedge its exposure to the Transaction by selling a number of Shares equal to the Number of Shares pursuant to the registration statement as contemplated by the Underwriting Agreement and (B) use any Shares delivered by Counterparty to Dealer, in connection with the Transaction only to settle such sales or close out open Share borrowings created in the course of Dealer’s hedging activities related to its exposure under the Transaction.

(d)

Securities Laws Matters. If the belief of either Dealer or Counterparty stated in the first sentence of sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above changes because of a change in law or a change in interpretation or the policy of the Securities and Exchange Commission or its staff, or either Dealer or Counterparty otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty may not be used as described under such sub-paragraph (ii) for any reason, then Counterparty may elect that any Shares delivered hereunder either be (x) registered pursuant to an effective registration statement covering public resale of such Shares (“Registered Shares”) or (y) deemed to have been delivered pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof (“Restricted Shares”).

(i)

If Counterparty has elected to deliver Registered Shares, Counterparty shall have afforded Dealer and its counsel and other advisers a reasonable opportunity to conduct a due diligence investigation of Counterparty customary in scope for underwritten equity offerings, and Counterparty and Dealer shall have executed an agreement containing such terms, covenants, conditions, representations, warranties and indemnities substantially similar to such provisions that are customary for underwriting agreements in underwritten equity offerings.

(ii)

Delivery of Restricted Shares by Counterparty to Dealer (a “Private Placement Settlement”) shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer. On the date of such delivery, Counterparty shall not have taken, or caused to be taken, any action that would make unavailable either (x) the exemption pursuant to Section 4(2) of the Securities Act for the sale or deemed sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or (y) the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). Counterparty and Dealer shall execute an agreement containing customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of delivery of Restricted Shares, the Calculation Agent may adjust the number of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (ii). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(iii)

If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (A) such Shares may be transferred freely among Dealer and the wholly owned direct and indirect subsidiaries of Dealer’s ultimate parent entity and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

5.

Representations, Warranties and Covenants:

(a)

Each party to this Confirmation represents and warrants to the other party that:

(i)

it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii)

it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b)

Counterparty represents and warrants to, and agrees with, Dealer as of the date hereof (and, solely with respect to the representation and warranty set forth in clause (b)(i) below, as of (x) the date of any election by Seller pursuant to Section 3(a) or Section 3(b) above and (y) any date that Counterparty notifies Dealer that Net Share Settlement or Cash Settlement applies with respect to all or a portion of all Components) that:

(i)

each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(ii)

it has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of delivery, upon settlement of the Transaction as herein provided, the maximum number of Shares as shall then be deliverable upon settlement of the Transaction;

(iii)

it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(iv)

it is entering into this Confirmation and the Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(v)

it is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(vi)

it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M (“Regulation M”) promulgated under the Exchange Act.

(c)

In connection with this Confirmation and the Transaction, Counterparty agrees that:

(i)

it shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and

(ii)

it shall use its best efforts, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, to notify Dealer within one Scheduled Trading Day of the occurrence of obtaining such knowledge; provided that (x) Counterparty shall have no duty or obligation to investigate, or inquire about, the occurrence of any such event; (y) any failure to so notify Dealer shall not itself result in any liability on the part of Counterparty nor shall it be, or deemed to be, a waiver by Counterparty of any of its rights hereunder; and (z) any failure to so notify Dealer shall not constitute an Event of Default.

(iii)

if Counterparty elects Cash Settlement or Net Share Settlement pursuant to the provisions under the heading “Settlement Terms,” in Section 2 above, it shall not engage in any “distribution” (as defined in Regulation M) during the period starting on the initial Valuation Date and ending on the Scheduled Trading Day following the final Valuation Date.

(d)

Counterparty represents and warrants to Dealer as of the date hereof, and as of any date on which Counterparty makes payment to Dealer in connection with any Cash Settlement hereunder, that it is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

6.

Miscellaneous:

(a)

Early Termination. The parties agree that, notwithstanding the definition of Settlement Amount in the Agreement, for purposes of Section 6(e) of the Agreement, Second Method and Loss will apply to the Transaction. For purposes of this Confirmation, “Termination Currency” means United States Dollars.

(b)

Payment on Early Termination and on Certain Extraordinary Events.

If, subject to Section 6(c) below, one party owes the other party any amount in connection with the Transaction pursuant to Section 12.7 or 12.9 of the 2002 Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), then, in lieu of either party fulfilling such Payment Obligation, Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation, or to require Dealer satisfy any such Payment Obligation, as the case may be, by delivering a number of Termination Delivery Units (as defined below) having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold or purchased, as the case may be, over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such Payment Obligation or with the cash equivalent of such Payment Obligation, as the case may be). Such delivery shall be made on the third Scheduled Trading Day (or, if such day is not both a Clearance System Business Day and a Currency Business Day, the next following Scheduled Trading Day that is both such days) immediately following the date on which such Payment Obligation would have been due. Notwithstanding anything to the contrary in the Agreement, for purpose of determining the Payment Obligation, the Transaction shall be deemed to be the only Transaction under the Agreement.

“Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (B) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(c)

Set-Off and Netting.  Each party waives any and all rights it may have to set-off or net delivery or payment obligations it owes to the other party under the Agreement against any delivery or payment obligation owed to it by the other party, whether arising under any other agreement between the parties, by operation or law or otherwise, it being understood that this provision shall not in any event limit the parties' rights to set off or net obligations under the Agreement against other obligations under the Agreement.

(d)

Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver, whether pursuant to Physical Settlement, Net Share Settlement, Private Placement Settlement or otherwise, more than two times the Number of Shares to Dealer in the aggregate.

(e)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common shareholders in a winding up of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement.

(f)

No Collateral. Notwithstanding any provision of this Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transaction is not secured by any collateral. Without limiting the generality of the foregoing, if the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, and the Transaction shall be disregarded for purposes of calculating any Exposure or similar term thereunder.

(g)

Additional Share Issuance. If at any time Counterparty shall be required to pay any amount in cash to Dealer pursuant to any provision hereunder or under the Agreement (other than pursuant to Section 12.7 or 12.9 of the 2002 Definitions or Section 6(d)(ii) of the Agreement), Counterparty may, upon prior written notice to Dealer, in lieu of making such cash payment to Dealer, deliver a number of Shares (“Additional Shares”) with an aggregate value, as determined by the Calculation Agent based on the closing price of the Shares on the Exchange on the immediately preceding Exchange Business Day, equal to the amount of such cash payment. The parties acknowledge that any Additional Shares so delivered will not be registered for resale under applicable securities laws, and as a result the value thereof so determined by the Calculation Agent will reflect a commercially reasonable illiquidity discount. If, after using commercially reasonable efforts, Dealer cannot sell the Additional Shares so received from Counterparty so as to generate proceeds to Dealer in an amount equal to the amount of the cash payment otherwise owed by Counterparty, Counterparty shall, upon request, deliver Additional Shares to Dealer from time to time, until such time as the aggregate proceeds from sales effected by Dealer in a commercially reasonable manner of all Additional Shares equals the amount of such cash payment. Dealer agrees that upon so generating an aggregate amount in proceeds from sales of Additional Shares equal to the amount of such cash payment, Dealer shall promptly pay to Counterparty any amount of such proceeds in excess of such amount, and return to Counterparty any unsold Additional Shares.

(h)

Assignment. The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that Dealer may assign or transfer any of its rights or duties hereunder to Dealer’s ultimate parent entity or any directly or indirectly wholly-owned subsidiary of Dealer’s ultimate parent entity (a “Permitted Transferee”) without the prior written consent of Counterparty, so long as the senior unsecured debt rating (“Credit Rating”) of such Permitted Transferee (or any guarantor of its obligations under the Transaction) is equal to or greater than the Credit Rating of Dealer, as specified by each of Standard and Poor’s Ratings Services and Moody’s Investors Service, Inc. (or their respective successors), at the time of such assignment or transfer.  In connection with any assignment or transfer pursuant to the first proviso to the immediately preceding sentence, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under Agreement.

(i)

Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j)

Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(k)

Waiver of Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(l)

Governing Law; Submission to Jurisdiction. THE AGREEMENT AND THIS CONFIRMATION AND ALL DISPUTES ARISING THEREFROM AND RELATED THERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF U.S. FEDERAL AND NEW YORK STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY IN CONNECTION WITH ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THE AGREEMENT AND THIS CONFIRMATION.   FOR PURPOSES OF SECTION 13(C) OF THE AGREEMENT, THE COMPANY APPOINTS CT CORPORATION SYSTEM IN NEW YORK CITY AS ITS PROCESS AGENT.

(m)

Third Party Rights. This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Dealer and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Dealer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(n)

Waiver of Rights. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(o)

10b5-1. The parties intend for any settlement hereof to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(p)

Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares by Dealer, the "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) of Dealer's ultimate parent entity would be equal to or greater than 9% or more of the issued and outstanding Shares. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty's obligation to effect such delivery shall not be extinguished and Counterparty shall effect such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in Dealer's ultimate parent entity directly or indirectly so beneficially owning in excess of 9% of the issued and outstanding Shares.

(q)

Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent.  In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

7.

Addresses for Notice:

If to Dealer:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention: Documentation Department

If to Counterparty:

Endurance Specialty Holdings Ltd.
Wellesley House, 90 Pitts Bay Road
Pembroke HM 08, Bermuda

8.

Accounts for Payment:

To Dealer:

To Advise.

To Counterparty:

To Advise.

9.

Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Dealer:

To be advised.

To Counterparty:

To be advised.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Yours sincerely,

DEUTSCHE BANK AG, LONDON BRANCH

By:

/s/ Sunil Hariani
Name: Sunil Hariani
Title: Director

By:

/s/ Andrea Leung
Name:  Andrea Leung
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with this Transaction

By:

/s/ Sunil Hariani
Name: Sunil Hariani
Title: Director

By:

/s/ Andrea Leung
Name:  Andrea Leung
Title: Managing Director

Confirmed as of the date first above written:

ENDURANCE SPECIALTY HOLDINGS LTD.

By:

 /s/ Michael J. McGuire
Name: Michael J. McGuire
Title:   CFO

ANNEX A

For each Component of the Transaction, the Number of Shares, Scheduled Valuation Date and Periodic Payment Amounts are set forth below.

Component Number	Number of Shares	Scheduled Valuation Date	Periodic Payment Amount
1.	119,670	July 15, 2010	USD 9,375
2.	119,670	July 16, 2010	USD 9,375
3.	119,670	July 19, 2010	USD 9,375
4.	119,670	July 20, 2010	USD 9,375
5.	119,670	July 21, 2010	USD 9,375
6.	119,670	July 22, 2010	USD 9,375
7.	119,670	July 23, 2010	USD 9,375
8.	119,670	July 26, 2010	USD 9,375
9.	119,670	July 27, 2010	USD 9,375
10.	119,670	July 28, 2010	USD 9,375
11.	119,670	July 29, 2010	USD 9,375
12.	119,670	July 30, 2010	USD 9,375
13.	119,670	August 2, 2010	USD 9,375
14.	119,670	August 3, 2010	USD 9,375
15.	119,670	August 4, 2010	USD 9,375
16.	119,670	August 5, 2010	USD 9,375
17.	119,670	August 6, 2010	USD 9,375
18.	119,670	August 9, 2010	USD 9,375
19.	119,670	August 10, 2010	USD 9,375
20.	119,670	August 11, 2010	USD 9,375
21.	119,670	August 12, 2010	USD 9,375
22.	119,670	August 13, 2010	USD 9,375
23.	119,670	August 16, 2010	USD 9,375
24.	119,670	August 17, 2010	USD 9,375
25.	119,670	August 18, 2010	USD 9,375
26.	119,670	August 19, 2010	USD 9,375
27.	119,670	August 20, 2010	USD 9,375
28.	119,670	August 23, 2010	USD 9,375
29.	119,670	August 24, 2010	USD 9,375
30.	119,670	August 25, 2010	USD 9,375
31.	119,670	August 26, 2010	USD 9,375
32.	119,670	August 27, 2010	USD 9,375
33.	119,670	August 30, 2010	USD 9,375
34.	119,670	August 31, 2010	USD 9,375
35.	119,670	September 1, 2010	USD 9,375
36.	119,670	September 2, 2010	USD 9,375
37.	119,670	September 3, 2010	USD 9,375
38.	119,670	September 7, 2010	USD 9,375
39.	119,670	September 8, 2010	USD 9,375
40.	119,697	September 9, 2010	USD 9,375